Filed Pursuant to Rule 424(b)(3)
Registration No. 333-133692

PROSPECTUS SUPPLEMENT NO. 2 DATED JUNE 14, 2006

AAR CORP.
$150,000,000
1.75% Convertible Senior Notes due 2026

This prospectus supplement No. 2 supplements the prospectus dated May 1, 2006, as supplemented by prospectus supplement No. 1 thereto dated May 26, 2006, of AAR CORP. relating to the sale by certain of its securityholders (including their transferees, pledgees, donees, assignees or other successors) of AAR’s 1.75% Convertible Senior Notes due 2026.

You should read this prospectus supplement No. 2 in conjunction with the prospectus and prospectus supplement No. 1. This prospectus supplement No. 2 is qualified by reference to the prospectus and prospectus supplement No. 1, except to the extent that the information in this prospectus supplement No. 2 supersedes the information contained in the prospectus and prospectus supplement No. 1. Capitalized terms used in this prospectus supplement No. 2 have the meanings specified in the prospectus.

1.             The table of Selling Securityholders beginning on page 54 of the prospectus is hereby amended to include the following additional line items:

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Owned and Offered Hereby	Percentage of Common Stock Outstanding
1976 Distribution Trust F/B/O A.R. Lander/Zinterhofer	$6,000	*	204	*
2000 Revocable Trust F/B/O A.R. Lander/Zinterhofer	$6,000	*	204	*
Alcon Laboratories	$515,000	*	17,499	*
Arlington County Employees Retirement	$756,000	*	25,688	*
British Virgin Islands Social Security Board	$175,000	*	5,946	*
City University of New York	$151,000	*	5,131	*
DKR SoundShore Opportunity Holding Fund Ltd.	$2,250,000	1.5%	76,453	*
Fidelity Financial Trust: Fidelity Convertible Securities Fund	$2,500,000	1.7%	84,947	*

Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund	$1,000,000	*	33,979	*
The Grable Foundation	$73,000	*	2,480	*
Grady Health System	$144,000	*	4,893	*
Independence Blue Cross	$638,000	*	21,679	*
New Orleans Fire Fighters Pension	$88,000	*	2,990	*
Occidental Petroleum Corp.	$331,000	*	11,247	*
Police and Fire Retirement System of the City of Detroit	$584,000	*	19,844	*
Promutual	$949,000	*	32,246	*
San Francisco City and County ERS	$1,486,000	*	50,493	*
Trustmark	$374,000	*	12,708	*
Vicis Capital Master Fund	$6,200,000	4.1%	210,669	*
Whitebox Diversified Convertible Arbitrage Partners LP	$600,000	*	20,387	*

2.             The following line item in the table of Selling Securityholders in prospectus supplement No. 1 is hereby amended as follows:

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Owned and Offered Hereby	Percentage of Common Stock Outstanding
The Drake Offshore Master Fund, Ltd.	$3,000,000	2.0%	101,937	*

3.             The following line item in the table of Selling Securityholders beginning on page 54 of the prospectus is hereby amended as follows:

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Owned and Offered Hereby	Percentage of Common Stock Outstanding
Citigroup Global Markets, Inc.	$11,850,000	7.9%	402,650	1.1

4.             The table of Selling Securityholders beginning on page 54 of the prospectus is hereby amended to delete the rows for “Subtotal” and “All other holders of the notes or future transferees, pledgees, donees, assignees or successors of such holders.”

See “Risk Factors” beginning on page 5 of the prospectus to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.